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EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of these reserves for the years ended December 31, 2004, 2003 and 2002 in the Amendment No. 1 to the Registration Statement on Form S-4 of Pogo Producing Company, and to the incorporation by reference therein of its reports regarding estimates of reserves and future net revenues from the production and sale of those reserves contained in Pogo Producing Company's Annual Report on Form 10-K for the year ended December 31, 2004 and Current Report on Form 8-K filed on August 25, 2005.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
September 20, 2005

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS